UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

September 19, 2008

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 13, 2008, at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This year, in accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this new rule will make the proxy distribution process more efficient, less costly and help in conserving natural resources.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 13, 2008

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 13, 2008, at 10:00 a.m. Pacific Time for the following purposes:

1.  To elect twelve members of Cisco’s Board of Directors;

2.  To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009;

3.  To vote upon two proposals submitted by shareholders, if properly presented at the annual meeting; and

4.  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 15, 2008. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 19, 2008

INTERNET AVAILABILITY OF PROXY MATERIALS

This year, in accordance with new U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this new rule will make the proxy distribution process more efficient, less costly and help in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

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DIRECTIONS TO THE SANTA CLARA CONVENTION CENTER	See final page

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CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 13, 2008, at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September  25, 2008 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Voting

Only shareholders of record of Cisco common stock on September 15, 2008, the record date, will be entitled to vote at the annual meeting. Each shareholder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,887,662,751 shares of common stock outstanding. A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals also require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, with respect to the election of directors and each of the other proposals, abstentions and broker non-votes could prevent the election of a director or the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009 (Proposal No. 2), and AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 3 and 4).

Voting via the Internet, by Telephone or by Mail

As an alternative to voting in person at the annual meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009 (Proposal No. 2), AGAINST each of the two proposals submitted by shareholders (Proposal Nos. 3 and 4), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot. Shareholders who have elected to receive the 2008 Proxy Statement and Annual Report to Shareholders electronically will be receiving an email on or about September 29, 2008 with information on how to access shareholder information and instructions for voting.

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the preceding paragraph.

Proxy Solicitation Costs

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Georgeson Inc. to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $18,500, plus reasonable out of pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is twelve.

Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election.

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than twelve directors, and shareholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Senior Vice President, Office of the Chairman and CEO, and Director
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Michael K. Powell	Director
Steven M. West	Director
Jerry Yang	Director

Effective upon his re-election to the Board of Directors in November 2008, Mr. Carter will retire from his employment and his position with Cisco as Senior Vice President, Office of the Chairman and CEO, and will serve on the Board of Directors as a non-employee director.

Business Experience of Nominees

Ms. Bartz, 60, has been a member of the Board of Directors since November 1996 and has served as Lead Independent Director since November 2005. Since May 2006, she has been Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, she was employed by Sun Microsystems, Inc. from 1983 to April 1992. Ms. Bartz also currently serves on the boards of directors of Intel Corporation and NetApp, Inc.

Ms. Burns, 50, has been a member of the Board of Directors since November 2003. She is the Chairman and Chief Executive Officer of Mercer LLC. She began her career in 1981 at Arthur Andersen, LLP and became a partner in 1989. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Executive Vice President and Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005. From May 2004 to January 2006, Ms. Burns served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, taking on the company’s bankruptcy restructuring. Upon successful restructuring and emergence of the company from bankruptcy, Ms. Burns joined Marsh & McLennan Companies, Inc. as Chief Financial Officer in March 2006. She assumed the role of Chairman and Chief Executive Officer of Mercer six months later. Ms. Burns also serves on the board of directors of Wal-Mart Stores, Inc.

Mr. Capellas, 54, has been a member of the Board of Directors since January 2006. He has served as the Chairman and Chief Executive Officer of First Data Corporation since September 2007. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc., which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004, and from March 2004 to January 2006 he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq.

Mr. Carter, 65, has been a member of the Board of Directors since July 2000. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the Chairman and CEO. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller.

Mr. Chambers, 59, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Halla, 62, has been a member of the Board of Directors since January 2007. He has served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation since May 1996. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products.

Dr. Hennessy, 55, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Mr. Kovacevich, 64, has been a member of the Board of Directors since January 2005. He currently serves as Chairman of the Board of Wells Fargo & Company, which position he has held since April 2001. He also served as Chief Executive Officer of Wells Fargo & Company from November 1998 to June 2007, and as President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

Mr. McGeary, 58, has been a member of the Board of Directors since July 2003. He has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Dionex Corporation.

Mr. Powell, 45, has been a member of the Board of Directors since March 2007. He currently serves as Senior Advisor to Providence Equity Partners, a private equity investment firm, and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice.

Mr. West, 53, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. Yang, 39, has been a member of the Board of Directors since July 2000. He is a co-founder of Yahoo! Inc. and has served as a member of the board of directors and an officer of Yahoo! since March 1995. He was appointed as Chief Executive Officer of Yahoo! in June 2007.

Corporate Governance

Cisco maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and charters for each of the committees of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com.

Cisco has policies and practices that promote good corporate governance and are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the board members are independent of Cisco and its management;

•	All members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	Cisco has a clear code of business conduct that is monitored by its ethics office and is annually affirmed by its employees;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

•

Cisco has an ethics office with a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

•

Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers;

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee; and

•	Cisco also has stock ownership guidelines for its non-employee directors and executive officers.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Carter and Mr. Chambers is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is employed by Cisco. Mr. Carter and Mr. Chambers are not independent because they are Cisco employees. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. As Lead Independent Director, Ms. Bartz presides over regular meetings of the independent directors.

The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director, the amount of all transactions between the Company and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods. For each of the directors, other than Mr. Carter and Mr. Chambers, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered two relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. The Board of Directors determined that neither of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•

Mr. Kovacevich is the Chairman of the Board of Directors of Wells Fargo & Company (“Wells Fargo”), an affiliate of one of the lenders under a Credit Agreement with Cisco dated August 17, 2007 with respect to which the Wells Fargo affiliate has committed to lend $120 million, or approximately 4% of the total credit facility. As of September 18, 2008 no funds had been drawn under the facility. This commitment amount represents approximately 0.5% of Cisco’s cash, cash equivalents and investments as of the end of fiscal 2008 and represents less than 0.04% of Wells Fargo’s total loans outstanding as of the end of its second quarter of fiscal 2008. Cisco also has ordinary course commercial and financial services relationships with Wells Fargo and/or its affiliates. The amounts of payments made between Cisco and Wells Fargo in each of the past three fiscal years represented less than 0.1% of the recipient company’s annual revenues.

•

Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford University, including: research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member serves on the Stanford Board of Trustees.

Board Committees and Meetings

During Cisco’s fiscal year ended July 26, 2008, the Board of Directors held six meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served, except for Mr. Yang. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. Nine of Cisco’s directors attended last year’s annual meeting.

Cisco has five standing committees: the Acquisition Committee, the Audit Committee, the Compensation and Management Development Committee, the Investment/Finance Committee, and the Nomination and Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com. The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Acquisition Committee	Audit Committee	Compensation and Management Development Committee	Investment/ Finance Committee	Nomination and Governance Committee
Carol A. Bartz	Chair			Chair
M. Michele Burns	X	X
Michael D. Capellas			X		X
Larry R. Carter				X
John T. Chambers	X
Brian L. Halla			X
Dr. John L. Hennessy	X				X
Richard M. Kovacevich					Chair
Roderick C. McGeary		X	Chair
Michael K. Powell				X
Steven M. West		Chair		X
Jerry Yang				X

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held one meeting during the last fiscal year.

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held twenty meetings during the last fiscal year. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs.

This committee held twelve meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, FWC has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section in this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Investment/Finance Committee

The Investment/Finance Committee reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies and programs. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held three meetings during the last fiscal year.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held three meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2009 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 27, 2009 and July 27, 2009 (or, if the 2009 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2008 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2009 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2008.

During fiscal 2008, cash fees earned by non-employee directors were as follows:

•

Annual retainer of $75,000 for each non-employee director re-elected at the 2007 annual meeting of shareholders for the year of board service beginning upon election at the 2007 annual meeting of shareholders, except that four non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of their respective regular annual cash retainer and three non-employee directors elected to receive fully vested deferred stock units in lieu of all or a portion of their regular annual cash retainer that will be settled in shares after the respective non-employee director leaves the board, each as described below;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $10,000 for Mr. McGeary for serving as chair of the Compensation Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

The 2005 Stock Incentive Plan does not provide for automatic grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

On November 15, 2007, at the last annual meeting of shareholders, each of the non-employee directors was re-elected to the Board of Directors, and pursuant to a pre-existing policy adopted by the Board of Directors, on that date each of them received a stock option grant to purchase 15,000 shares and a restricted stock grant of 5,000 shares. The per share exercise price of the stock options is equal to the closing price of a Cisco common share on the grant date, which was $29.30. The shares subject to these options vest in two successive equal annual installments upon the completion of each year of board service. The restricted stock awards vest upon the completion of one year of board service. The restricted stock and the shares subject to each option will vest immediately in full upon certain changes in control or ownership of Cisco or upon the optionee’s death or disability while a member of the Board of Directors.

Each of the awarded stock options has a term of nine years measured from the grant date, subject to earlier termination following the optionee’s cessation of board service. Each of the awarded stock options is immediately exercisable for all of the shares underlying the option; however, any shares so purchased that remain unvested at the time of the optionee’s cessation of board service will be subject to Cisco’s right to repurchase those shares, at the option exercise price paid per share.

On July 23, 2008, the Board of Directors approved modifications to the policy regarding initial equity grants for new non-employee directors and annual equity grants for re-elected non-employee directors for prospective purposes. The Compensation Committee, having been advised by FWC, recommended these modifications. As a result, each non-employee director who is initially appointed or elected after that date will receive an initial restricted stock unit covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. Also, beginning with the 2008 annual meeting of shareholders, each non-employee director elected at an annual meeting of shareholders who has served as a non-employee member of the Board of Directors for at least six months prior to the election date will receive an annual restricted stock unit covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. In addition, as recommended by the Compensation Committee to the Board of Directors, if Mr. Carter is re-elected at the 2008 annual meeting of shareholders, he will also receive a restricted stock unit covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director left the board.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings.

In July 2008, the Board of Directors approved new stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of the Company’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director left the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan. For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2008 annual cash retainer, please see the table entitled “Director Compensation” and the accompanying footnotes below.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2008.

Director Compensation

Name (1)	Fees earned or paid in cash ($)		Stock Awards ($) (4)	Option Awards ($) (5)	Total ($)
Carol A. Bartz	$113,000	(2)	$142,055	$113,836	$368,891
M. Michele Burns	$111,000	(3)	$142,055	$122,044	$375,099
Michael D. Capellas	$101,000	(2)	$142,055	$163,488	$406,543
Brian L. Halla	$95,000	(2)	$102,228	$149,831	$347,059
Dr. John L. Hennessy	$81,000	(3)	$142,055	$113,836	$336,891
Richard M. Kovacevich	$81,000		$142,055	$145,030	$368,085
Roderick C. McGeary	$149,000		$142,055	$113,836	$404,891
Michael K. Powell	$81,000	(3)	$102,228	$144,331	$327,559
Steven M. West	$144,000		$142,055	$113,836	$399,891
Jerry Yang	$77,000	(2)	$142,055	$113,836	$332,891

(1)	Larry R. Carter, a director, is an executive officer of Cisco (other than a named executive officer). Mr. Carter did not receive any compensation for services provided as a director in fiscal 2008.

(2)	Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 15, 2007, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas, Mr. Halla and Mr. Yang each received 2,559 shares with a value of $74,979.

(3)

Includes the value of fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the underlying shares on November 15, 2007, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Burns and Dr. Hennessy each received 2,559 deferred stock units with a value of $74,979, and Mr. Powell received 639 deferred stock units with a value of $18,723.

(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 26, 2008, in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), of restricted stock awards issued pursuant to the 2005 Stock Incentive Plan. For restricted stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the non-employee directors during the fiscal year. The grant date fair value of the restricted stock award granted on November 15, 2007 to each non-employee director re-elected on that date was $146,500. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. For information regarding the number of stock awards held by each non-employee director as of July 26, 2008, see the column “Unvested Restricted Shares Outstanding” in the table below.

(5)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 26, 2008, in accordance with FAS 123(R), of stock option awards issued pursuant to the 2005 Stock Incentive Plan and predecessor stock option plans and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2008. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the non-employee directors during the fiscal year. The grant date fair value of the option granted on November 15, 2007 to each non-employee director re-elected on that date was $128,850. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. For information regarding the number of stock options held by each non-employee director as of July 26, 2008, see the column “Stock Options Outstanding” in the table below.

Each of the below non-employee directors held the following number of stock options and unvested restricted shares as of July 26, 2008.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Shares Outstanding
Ms. Bartz	165,000	5,000
Ms. Burns	120,000	5,000
Mr. Capellas	80,000	5,000
Mr. Halla	65,000	5,000
Dr. Hennessy	105,000	5,000
Mr. Kovacevich	100,000	5,000
Mr. McGeary	100,000	5,000
Mr. Powell	65,000	5,000
Mr. West	115,000	5,000
Mr. Yang	150,000	5,000

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation and Management Development Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation and Management Development Committee, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 26, 2008 and July 28, 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$15,799,000	$15,389,000
Audit-Related Fees	1,341,000	834,000
Tax Fees	947,000	1,403,000
All Other Fees	96,000	40,000

Total Fees	$18,183,000	$17,666,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $924,000 and $1,367,000 in fiscal 2008 and fiscal 2007, respectively. All other tax fees were $23,000 and $36,000 in fiscal 2008 and fiscal 2007, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included translation of filings and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of 300 shares of Cisco common stock, has notified us that he intends to present the following proposal at the annual meeting:

Shareholder Proposal

BOARD COMMITTEE ON HUMAN RIGHTS

RESOLVED: To amend the corporate Bylaws, by inserting the following new Article 5.08:

Article 5.08

Board Committee on Human Rights

a.	There is established a Board Committee on Human Rights, which is created and authorized to monitor the ongoing implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

b.	The Board of Directors is authorized in its discretion consistent with these Bylaws and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

c.	Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The proposed Bylaw would establish a Board Committee on Human Rights which would monitor human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies on issues such as these, as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

Cisco’s Statement in Opposition to Proposal No. 3

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. The Board as a whole directly and routinely discusses human rights issues. Our codes of conduct, employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. We share the proponents’ ongoing concerns for human rights and are continually addressing these issues within our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. However, we believe that an amendment to our bylaws to establish a specific board committee on human rights is unnecessary in light of the significant time and resources we devote to human rights issues and our established policies, practices and procedures relating to human rights.

Cisco has long been active in corporate social responsibility. Cisco strives to treat employees, and the communities in which we operate, with respect and dignity. We are a supporter of the United Nations Global Compact, and have participated in this initiative since 2001. For the past three years, we have issued our annual Corporate Citizenship Report, which addresses our performance in areas including human rights generally, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity and ethics, the environmental impact of our product design and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. With respect to Internet freedom, we have clearly stated our policies: Cisco does not customize, or develop specialized or unique filtering capabilities, in order to enable different regimes to block access to information; Cisco sells the same equipment worldwide; Cisco is not a service or content provider or network manager; and Cisco has no access to information about individual users of the Internet. We plan to publish our fourth annual Corporate Citizenship Report in the fall of 2008, and we intend to continue to issue regular updates which are expected to provide updated comparative data of our objectives, goals, targets and measures.

We maintain a specific corporate policy on human rights and other codes and policies addressing human rights, all of which are publicly available through or described on our Corporate Social Responsibility website at www.cisco.com, by clicking on “About Cisco,” then on “Corporate Social Responsibility,” and then on “CSR Governance”. As additional examples, our Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws.

As described above, we believe the substantial resources and attention we devote to human rights issues demonstrates Cisco’s commitment to the underlying subject matter of the proposal. We have also implemented policies, practices and procedures relating to human rights around the world. Through the measures we currently have in place, we believe that the Board is able to effectively oversee the impact Cisco’s policies and activities have on human rights globally. Accordingly, we believe that the action provided for in the proposal is unnecessary.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 3.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts 02109, a beneficial owner of 85,996 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

INTERNET FRAGMENTATION REPORT

WHEREAS:

On February 15, 2006, Cisco Systems, Yahoo, Google and Microsoft testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China;

Mark Chandler, General Counsel of Cisco Systems, testified that:

“Some countries have chosen to restrict or limit access to information on the Internet based on political considerations.... While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway... to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet.... Any policies in this area should, we believe, proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department and others have documented how various governments, including several governments with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

Mr. Chandler testified that the key to the growth of the Internet “has been the standardization of one global network. This has been and remains the core of Cisco’s mission.”

In October 1998, Cisco announced it was selected as a key supplier for building China’s nation-wide IP backbone. China’s network has been called “the Great Firewall of China”, and has become synonymous with the censored, closed network which, according to Mr. Chandler, threatens the realization of Cisco’s core mission. In November 2007, Cisco renewed its commitment to China with a multi-year investment program.

The US State Department has also documented concerted efforts to thwart the development of one global Internet in Saudi Arabia, where Cisco recently announced a five year investment of over $265 Million and has over 140 Cisco Partners.

Legislation has been introduced in the House prohibiting, “business from cooperating with officials of Internet-restricting countries in effecting the political censorship of on-line content.” The proposed legislation provides for both fines and jail time (The Global Online Freedom Act of 2007 (H.R. 275)).

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the internet.

Cisco’s Statement in Opposition to Proposal No. 4

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles including those pertaining to personal freedoms. Our products have been instrumental in the evolution of the Internet into the medium it is today, providing access, expression and community across the globe. We share the proponents’ desire to promote human rights, including freedom of expression, access and community, and are continually evaluating and addressing these issues within our business practices and the communities in which we operate. We are committed to evolving and enhancing these practices. We also have a strict requirement of compliance with U.S. Government policies, designed in part to reflect human rights concerns, regarding the export and use of our products. Therefore, we believe that the preparation of the report requested by this proposal is unnecessary in light of our current efforts and established policies and practices relating to human rights.

Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. Our sustainable business practices team in partnership with functional Cisco business leaders endeavors to continuously improve our Corporate Social Responsibility (CSR) programs. In particular, the sustainable business practices team engages with our global stakeholders to identify emerging issues and then evaluates our CSR performance by assessing our social, ethical and environmental practices and policies. Together with the appropriate Cisco business leaders, we drive change, where necessary, to enhance the performance of our core business operations. Information about stakeholder engagement and Cisco’s CSR governance can be found on our Corporate Social Responsibility website at www.cisco.com, by clicking on “About Cisco,” then on “Corporate Social Responsibility,” and then on “CSR Governance.”

For the past three years, we have issued our annual Corporate Citizenship Report, which addresses our performance in areas including human rights generally, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity and ethics, the environmental impact of our product design and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. With respect to Internet freedom, we have clearly stated our policies: Cisco does not customize, or develop specialized or unique filtering capabilities, in order to enable different regimes to block access to information; Cisco sells the same equipment worldwide; Cisco is not a service or content provider or network manager; and Cisco has no access to information about individual users of the Internet. We plan to publish our fourth annual Corporate Citizenship Report in the fall of 2008, and we intend to continue to issue regular updates which are expected to provide updated comparative data of our objectives, goals, targets and measures. We believe the preparation and issuance of this report, together with future updates, addresses the intent of the proponents’ proposal.

We maintain a specific corporate policy on human rights, and other codes and policies addressing human rights, all of which are publicly available through or described on our Corporate Social Responsibility website.

As additional examples, our Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws.

As described above, we have implemented policies and practices relating to human rights which are publicly available to shareholders, and are continually in the process of further developing and implementing such measures. Our Corporate Citizenship Report coupled with our existing, and continually evolving, policies and practices relating to human rights effectively address the request contained in this proposal. Additionally, we believe our business practices support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. We believe that the preparation of an additional report as requested by the proponents is unnecessary, and we believe that the interests of our shareholders will best be served if we continue to focus our efforts on further developing and implementing our human rights policies and practices and on providing Internet access globally.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 4.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 26, 2008 for (i) each director and nominee, (ii) Cisco’s Chief Executive Officer, each individual who served as Cisco’s Chief Financial Officer during the 2008 fiscal year and the three most highly compensated executive officers (other than the Chief Executive Officer and the individuals who served as Chief Financial Officer) named in the table entitled “Summary Compensation Table” below (the “named executive officers”) and (iii) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 26, 2008 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 26, 2008, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of July 26, 2008 that were exercisable on or within 60 days after July 26, 2008, and references to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 26, 2008 that would vest and settle on or within 60 days after July 26, 2008. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,893,396,457 shares of common stock outstanding on July 26, 2008 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 26, 2008.

Name	Number of Shares Beneficially Owned	Percent Owned
Carol A. Bartz (1)	276,431	*
M. Michele Burns (2)	135,263	*
Frank A. Calderoni (3)	454,748	*
Michael D. Capellas (4)	93,968	*
Larry R. Carter (5)	2,931,373	*
John T. Chambers (6)	23,178,966	*
Wim Elfrink (7)	1,700,417	*
Brian L. Halla (8)	81,048	*
Dr. John L. Hennessy (9)	122,581	*
Richard J. Justice (10)	1,728,092	*
Richard M. Kovacevich (11)	135,629	*
Roderick C. McGeary (12)	140,000	*
Randy Pond (13)	2,270,215	*
Dennis D. Powell (14)	1,207,551	*
Michael K. Powell (15)	70,639	*
Steven M. West (16)	127,189	*
Jerry Yang (17)	202,155	*
All executive officers and directors as a group (19 Persons) (18)	36,956,202	*

*	Less than one percent.

(1)	Includes 103,803 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 165,000 shares.

(2)	Includes 2,559 fully vested deferred stock units and options to purchase 120,000 shares.

(3)	Includes options to purchase 437,167 shares and 7,000 shares subject to restricted stock units.

(4)	Includes options to purchase 80,000 shares.

(5)	Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994 and options to purchase 2,892,967 shares.

(6)	Includes 681,207 shares held in grantor retained annuity trusts, 85,739 shares held in trust for the benefit of each of Mr. Chambers’ children and options to purchase 19,458,333 shares.

(7)	Includes options to purchase 1,676,750 shares and 20,000 shares subject to restricted stock units.

(8)	Includes 9,248 shares held by a family trust and options to purchase 65,000 shares.

(9)	Includes 10,022 shares held by the Hennessy 1993 Revocable Trust, 2,559 fully vested deferred stock units and options to purchase 105,000 shares.

(10)	Represents 31,175 shares held by the 1990 Justice Family Trust, options to purchase 1,676,917 shares and 20,000 shares subject to restricted stock units. Mr. Justice holds one share in a Cisco subsidiary to meet local statutory shareholder requirements.

(11)	Includes 26,215 shares held by the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 100,000 shares.

(12)	Includes options to purchase 100,000 shares.

(13)	Includes 36,484 shares held by the Randall & Cynthia Pond Revocable Living Trust, 7,500 shares held by the Pond Family Foundation, 48,984 shares pledged as security, options to purchase 2,171,684 shares and 20,000 shares subject to restricted stock units.

(14)	Includes options to purchase 1,163,750 shares and 20,000 shares subject to restricted stock units.

(15)	Includes 639 fully vested deferred stock units and options to purchase 65,000 shares.

(16)	Includes 6,789 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 115,000 shares.

(17)	Includes 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 12,162 shares held in the Jerry Yang 1996 Revocable Trust and options to purchase 150,000 shares.

(18)	Includes options to purchase 32,304,178 shares, 114,000 shares subject to restricted stock units and 5,757 fully vested deferred stock units. One Cisco executive officer holds one share in a Cisco subsidiary to meet local statutory shareholder requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s executive officers, directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the executive officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2008. A late report was filed on behalf of Wim Elfrink, with respect to one transaction, solely to correct the number of shares withheld for payment of tax liability as a result of the partial settlement of a restricted stock unit award from the 10,400 shares originally timely reported to 9,150 shares.

Equity Compensation Plan Information

The following table provides information as of July 26, 2008 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Employee Stock Purchase Plan and its sub-plan, the International Employee Stock

Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”) that was adopted in connection with Cisco’s acquisition of Scientific-Atlanta, Inc. in accordance with applicable NASDAQ listing standards, the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan”) that was adopted in connection with Cisco’s acquisition of WebEx Communications, Inc. in accordance with applicable NASDAQ listing standards and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. The category “Equity compensation plans approved by security holders” in the table does not include 5,483,533 shares subject to restricted stock units outstanding as of July 26, 2008 and the category “Equity compensation plans not approved by security holders” in the table does not include 1,723,614 shares subject to restricted stock units outstanding as of July 26, 2008. In addition, the table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,152,981,673	(2)	$28.19	(2)	424,441,298	(3)
Equity compensation plans not approved by security holders	18,350,603	(4)(5)	$23.68		—

Total	1,171,332,276	(6)	$28.12	(2)	424,441,298	(7)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan.

(2)	Includes 2,158,807 performance-based rights to receive future grants of restricted stock units based on Cisco’s financial performance in fiscal 2008. The amount of rights included is based on the actual number of restricted stock units granted on September 11, 2008 based on actual performance during fiscal 2008. The weighted-average exercise price in column (b) does not take these awards into account.

(3)	Includes shares available for future issuance under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan. As of July 26, 2008, as reported in Cisco’s 2008 Annual Report on Form 10-K, an aggregate of 62,552,641 shares of common stock were available for future issuance under this purchase plan. Under the 2005 Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the shares reserved by 2.5 shares. Under the 2005 Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid.

(4)	Represents outstanding options to purchase 2,030,621 shares of common stock under the Supplemental Plan, outstanding options to purchase 7,837,198 shares of common stock under the SA Acquisition Plan, outstanding options and stock appreciation rights with respect to 8,274,634 shares of common stock under the WebEx Acquisition Plan, and outstanding options to purchase 208,150 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc.

(5)

Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 26, 2008, a total of 30,889,674 shares of common stock were issuable upon exercise of outstanding options under those other assumed arrangements. The weighted average exercise price of those outstanding options is $15.82 per share. No additional awards may be granted under those assumed arrangements.

(6)	As of July 26, 2008, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2008 Annual Report on Form 10-K were 1,199,274,431 shares, which included the 30,889,674 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote (5) above.

(7)	As of July 26, 2008, 361,888,657 shares were available for future issuance under the 2005 Stock Incentive Plan as reported in Cisco’s 2008 Annual Report on Form 10-K. The shares available for future issuance under the Employee Stock Purchase Plan were 62,552,641 shares, as reported in Cisco’s 2008 Annual Report on Form 10-K.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan expired on December 31, 2007 and Cisco can no longer make equity awards under the Supplemental Plan. Officers and members of Cisco’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., the Company adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. As a result of the shareholder approval of the amendment and extension of the 2005 Stock Incentive Plan, as of November 15, 2007, Cisco will no longer make stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude Communications, Inc. (“Latitude”). As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The shares subject to the Latitude replacement options vest on the same vesting schedule as the shares subject to the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option has accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This discussion describes and analyzes Cisco’s compensation program for the named executive officers, namely, Cisco’s Chief Executive Officer, each of the two individuals who served as Cisco’s Chief Financial Officer during fiscal 2008, and the three most highly compensated executive officers (other than the Chief Executive Officer and each Chief Financial Officer) in fiscal 2008.

In this section, we first cover Cisco’s compensation philosophy and objectives, the cornerstone of which is pay for performance. Next we review the process the Compensation Committee follows in deciding how to compensate Cisco’s named executive officers and provide a brief overview of the components of Cisco’s compensation program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the named executive officers for fiscal 2008.

Compensation Philosophy and Objectives

Cisco’s executive compensation program is overseen by Cisco’s Compensation Committee, the basic responsibility of which is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•

Offer a total compensation program that is flexible in order to adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of a group of peer companies (the “Peer Group”) identified based on an objective set of criteria;

•	Provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives; and

•

Align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines.

The core of Cisco’s executive compensation philosophy is to pay for performance. There are three major components of the compensation of our named executive officers: base salary, variable cash incentive awards, and long-term, equity-based incentive awards. One named executive officer, Wim Elfrink, whose home country is the Netherlands and who is on international assignment in India, has additional components. The weighting among the three major components is structured heavily toward the two performance-based components, such that if incentive target levels are achieved, more than 90% of the combined compensation for each active named executive officer is performance-based. No named executive officer has an employment agreement that provides for guaranteed bonuses, perquisites, a special pension or similar arrangement, above-market interest on deferred compensation, severance or change-in-control arrangements, except that Mr. Elfrink’s International Assignment Agreement provides for perquisites and potential severance benefits, and he participates in a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”). However, as noted below, Cisco has provided perquisites to named executive officers in limited circumstances. Also, Cisco has arrangements that would accelerate vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances. For more information on such arrangements, see “Potential Payments upon Termination or Change in Control” below.

In consideration of good corporate governance principles and shareholder interests, Cisco has established an email address through which shareholders may communicate with the Compensation Committee regarding executive compensation-related questions and comments. Shareholder questions and comments on Cisco’s executive compensation received at that address would be responded to in a timely manner and relevant feedback would be incorporated into the Compensation Committee’s executive compensation process. For more information, see “Shareholder Communications with the Board of Directors” on page 15 of this Proxy Statement. Also, during fiscal 2008, the Compensation Committee implemented the Cisco Systems, Inc. Executive Incentive Plan (“EIP”), which Cisco’s shareholders approved at the 2007 Annual Meeting of Shareholders with respect to current and future executive officers and Internal Revenue Code Section 162(m) “covered employees.” And, for the first time, the Compensation Committee awarded rights to receive future grants of restricted stock units based on the achievement of financial performance metrics (“PRSU rights”). Each of these new compensation components is designed to enable compliance with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code, which limits corporate deductions for certain compensation unless it is performance-based. Additionally, during fiscal 2008, Cisco’s Board of Directors adopted new stock ownership guidelines and a senior executive compensation recoupment policy.

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further align the interests of executive officers and shareholders, the Board of Directors, following a recommendation by the Compensation Committee, adopted a new policy in July 2008 regarding minimum ownership of shares by Cisco’s executive officers. The ownership guidelines call for Cisco’s Chief Executive Officer to own shares of Cisco’s common stock having a value equal to at least five times the Chief Executive Officer’s base salary, and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base salary. The Chief Executive Officer and each other executive officer have five years from the later of the date of their respective appointment or the date of adoption of these guidelines to attain their ownership level.

Another part of Cisco’s compensation philosophy is that executive officers should earn variable cash incentives based on the achievement of financial and non-financial objectives. Following the Compensation Committee’s recommendation in March 2008, the Board of Directors adopted a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event that there were a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review all performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

Compensation Process

In its process for deciding how to compensate Cisco’s named executive officers, the Compensation Committee begins by considering the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. The Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s Peer Group. The Peer Group is generally reviewed annually and was last updated during fiscal 2008, in November 2007. The Peer Group established in January 2007, and a study of Peer Group data prepared by FWC in April 2007, were used for compensation decisions made prior to November

2007 (including most compensation targets for fiscal 2008). The Peer Group as updated in November 2007, and studies of Peer Group data prepared by FWC in May and August 2008, have been used for compensation decisions thereafter and for year-end compensation benchmarking. Cisco’s Peer Group consists of major information technology companies with related Global Industrial Classification System (GICS) codes, market capitalizations greater than $25 billion and revenues greater than $5 billion, and general-industry peer companies with market capitalizations of greater than $100 billion that have similar pay models and practices. Applying the foregoing criteria, the addition of Merck was the only change in November 2007 to the Peer Group established in January 2007. The members of the Peer Group, including Merck, are as follows:

ADP	General Electric	Oracle
Altria	Google	Pepsico
Apple	Hewlett-Packard	Pfizer
Applied Materials	IBM	Procter & Gamble
AT&T	Intel	Qualcomm
Coca-Cola	Johnson & Johnson	Texas Instruments
Dell	Merck	Verizon
eBay	Microsoft	Wal-Mart
EMC	Motorola	Yahoo!

References to the “Peer Group” hereafter refer to the Peer Group in effect at the time of the point of reference.

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the Peer Group, and the compensation levels for comparable positions in the Peer Group were examined for guidance in determining base salaries, annual cash incentives, total cash compensation, long-term incentive grant values and total compensation. The Compensation Committee considers the value of each item of compensation, both separately and in the aggregate, and both on an ongoing basis as an active employee and following termination of employment. For example, the Compensation Committee historically has taken into account the value of unvested equity in determining the amount of each named executive officer’s long-term incentives. It has also considered the value of outstanding vested stock options as an additional reference point. However, except in the case of the Chief Executive Officer, the Compensation Committee generally does not consider realized equity compensation gains (i.e., the value of previously exercised stock options and vested restricted stock units) in determining the amount of annual equity awards.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present industry-specific competitive market data, proposals and recommendations to the Compensation Committee. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, FWC has not undertaken any projects for management.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. Of course, the Compensation Committee will consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility. As previously noted, the cash incentive awards paid under Cisco’s EIP and the stock options and PRSU rights awarded under Cisco’s 2005 Stock Incentive Plan to named executive officers for fiscal 2008 are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m).

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates at the beginning of each fiscal year.

The goal of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the appropriate benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement, the Chief Executive Officer’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Compensation Components

Historically, to attract and retain key executives, Cisco followed the traditional California technology company pay model of providing total compensation to its named executive officers made up of base salaries, annual cash bonuses and annual stock options. Under this pay model, cash compensation is generally modest relative to the annual grant value of the options.

The three major elements of Cisco’s executive officer compensation continue to be: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. However, similar to the practice of many members of the Peer Group, for retention purposes and as its business becomes increasingly global, Cisco has increased base salaries closer to the 50th percentile of the Peer Group and gradually shifted toward restricted stock units as the primary equity component of executive officer compensation. Reflecting the global nature of its business, one of Cisco’s fiscal 2008 named executive officers, Wim Elfrink, is on international assignment in India. As further described below, the Compensation Committee has approved an International Assignment Agreement with Mr. Elfrink that contains several items of compensation and benefits relating to his international assignment and to his “home” country of the Netherlands, in addition to the three major elements of Cisco’s executive compensation program. For fiscal 2008 over 90% of the aggregate value of the three major elements of compensation actually paid or awarded to each named executive officer was performance-based (except in the case of Dennis Powell, who received no long-term equity incentive awards due to his retirement as Executive Vice President and Chief Financial Officer), reflecting Cisco’s core compensation philosophy to pay for performance.

For named executive officers other than the Chief Executive Officer, the Compensation Committee decided that for fiscal 2008, for retention purposes it would set individual base salaries and at-target annual cash compensation with reference to the 50th percentile of the Peer Group. The total value of long-term, equity-based incentive awards would continue to be targeted with reference to the 75th percentile of the Peer Group which, when combined with the 50th percentile-based target for cash compensation, results in overall total target compensation at approximately the 65th percentile of the Peer Group for these named executive officers, except in the cases of Mr. Elfrink and Mr. Powell, due to each of their unique circumstances described above. These target percentiles are subject to the Compensation Committee’s discretion to pay below or above the stated percentiles based on recruiting needs, retention requirements, individual or company performance, succession planning, the named executive officer’s realized and unrealized (both vested and unvested) equity values and recommendations from the Chief Executive Officer, among other potential factors. The Compensation Committee believes that this philosophy is appropriate in light of the high-risk, high-reward nature of the annual and long-term incentive structures, the cash compensation targets with reference to the 50th percentile of the Peer Group and Cisco’s historical performance relative to its Peer Group.

The compensation philosophy for Cisco’s Chief Executive Officer is to set his base salary below the 50th percentile of the Peer Group and to set his cash incentive award target and long-term equity-based incentive award targets with reference to the 50th percentile of the Peer Group. This reflects the Compensation Committee’s recognition of the Chief Executive Officer’s Cisco career-to-date realized and unrealized equity awards.

Base Salary.    Historically, annual base salaries for the named executive officers have been set at a lower level relative to the other material elements of Cisco’s executive officer compensation program, compared to the Peer Group, so that the Compensation Committee can achieve its objective of having a high percentage of each named executive officer’s total compensation be performance-based. FWC conducted an initial study for the Compensation Committee in April 2007 which concluded that base salaries had significantly trailed median competitive practice for the Peer Group. Adjustments were made to the annual base salaries of the named executive officers shortly prior to fiscal 2008 to more closely align the base salaries with market medians of the Peer Group, also taking into account the period of time the executive officers had been in their respective positions and their responsibilities and historical performance. Effective July 27, 2007, the annual base salaries for each of the named executive officers other than Frank A. Calderoni (who became an executive officer in mid-fiscal 2008) were increased to the following levels: Wim Elfrink, $750,000, or 547,275 Euros based on the exchange rate in effect at the beginning of fiscal 2008 (paid in Euros); Richard J. Justice, $750,000; and Randy Pond, $575,000. The Compensation Committee set the base salary for Mr. Calderoni at $525,000 effective upon his appointment as Executive Vice President and Chief Financial Officer on February 15, 2008, based on the same considerations that had been used in adjusting the base salaries for the other named executive officers in July 2007. Effective on the same date, in connection with Mr. Powell’s retirement as Executive Vice President, Chief Financial Officer and his continued employment as an Executive Advisor on a reduced schedule, his annual base salary was reduced to $200,000.

After the end of fiscal 2008, the Compensation Committee made an annual adjustment to the annual base salaries of the named executive officers other than the Chief Executive Officer and Mr. Powell, to more closely align them with the 50th percentile of the Peer Group, as reflected in a study prepared by FWC in May 2008, again taking into account the period of time in their respective positions and their responsibilities and performance. Effective October 27, 2008, the annual base salaries for the affected named executive officers will be as follows: Mr. Calderoni, $600,000; Mr. Elfrink, 583,778 Euros, or $838,299 based on the exchange rate referenced at the time this adjustment was approved; Mr. Justice, $800,000; and Mr. Pond, $800,000.

For details regarding the Chief Executive Officer’s base salary, please see the “CEO Compensation” section below.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual cash compensation of each named executive officer should be in the form of variable cash incentive pay. The pay philosophy is to target annual cash compensation with reference to the 50th percentile of the Peer Group, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical short-term operating, financial, strategic and individual measures and goals that are expected to contribute to shareholder value creation over time.

The annual cash incentive awards for named executive officers for fiscal 2008 were determined under Cisco’s EIP and are intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). Under the EIP, annual cash incentive awards are based on Cisco’s achievement of established financial performance goals and customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the financial performance goals so that they are consistent with the goals in Cisco’s fiscal 2008 business plan established by the Board of Directors. For each named executive officer other than the Chief Executive Officer and Mr. Calderoni (who became a named executive officer in the middle of fiscal 2008), the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

For fiscal 2008, a target award was established for each of these named executive officers and such target award was set at 125% of the named executive officer’s annual base salary. This resulted in target awards at approximately the 50th percentile for comparable positions of the Peer Group. The company performance factor ranged from 0.0 to 2.0, the customer satisfaction factor was set at a maximum of 1.12, and the individual performance factor was set at a maximum of 2.0. The Compensation Committee retained negative discretion to reduce the customer satisfaction and individual performance factors for each named executive officer. The target for each of these three factors was 1.0. The maximum that the awards could be was 448% of the target of 125% of base salary, or 560% of base salary, assuming maximum financial performance, customer satisfaction and individual performance factors. This maximum bonus, as a percent of base salary, generally approximated the 80th percentile of the Peer Group.

Worldwide revenue and operating income growth were used as the company performance factor because they most directly align with Cisco’s growth strategy and generally represent the best correlation with shareholder value. The company performance factor and the individual performance factor are considered the most important factors in the EIP formula and, therefore, can range from 0 to 2.0. The customer satisfaction factor is weighted less compared to the company performance and individual factors because it is viewed as correlated with Cisco’s broader company performance factor.

For fiscal 2008, the worldwide revenue target for purposes of the EIP was $39.745 billion, or 13.8% growth, and actual results were $39.540 billion, or 13.2% growth. The operating income target for purposes of the EIP was $11.461 billion, or 11% growth, and actual results were $11.652 billion, or 12.9% growth. This resulted in a company performance factor of 1.01.

Worldwide revenue and operating income each were calculated for purposes of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a pre-established threshold. Operating income was Cisco’s GAAP operating income excluding the following: in-process research and development; payroll tax on stock option exercises; employee share-based compensation expense; compensation expense related to acquisitions and investments; amortization of purchased intangible assets; impact to cost of sales from purchase accounting adjustments to inventory; and each of the following subject to pre-established thresholds: the effects of business combinations; depreciation and amortization with respect to asset purchases; losses due to individual impairments or loss contingencies; and direct losses on Cisco’s tangible assets from natural catastrophes, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation or seizure.

Based on customer responses to a survey with questions relating to customer satisfaction in 2008, the Compensation Committee determined that Cisco exceeded its customer satisfaction goal and did not exercise negative discretion to reduce the maximum multiplier of 1.12.

In addition, the awards paid reflect the recognition of individual contributions which vary for each named executive officer through the individual performance factor, as shown in the table below. Each named executive officer, other than the Chief Executive Officer, was evaluated and scored by the Chief Executive Officer based on performance categories including contribution to successful achievement of fiscal 2008 Cisco revenue and operating income growth, customer growth, leadership at Cisco and in his area of responsibility, strategic planning, and implementation and innovation. The Chief Executive Officer’s individual performance evaluations of the named executive officers are presented to the Compensation Committee for review and approval. Based on the achievements of each individual in fiscal 2008, the Compensation Committee approved the Chief Executive Officer’s above-target IPF recommendations set forth below.

Mr. Calderoni was appointed Executive Vice President and Chief Financial Officer effective February 15, 2008. In connection with his promotion, Mr. Calderoni’s target award percentage under the EIP increased from 75% to 125% of his base salary in effect at the end of fiscal 2008, for the period between February 15, 2008 and the end of fiscal 2008. Each portion of Mr. Calderoni’s EIP payment was pro-rated to account for the portions of the fiscal year that he served in his current and prior positions.

Cash incentive payments for fiscal 2008 pursuant to the EIP to the named executive officers other than the Chief Executive Officer were as follows (the Chief Executive Officer’s EIP award is addressed separately under “CEO Compensation” below):

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Customer Satisfaction Factor	Individual Performance Factor	EIP Payment
Frank A. Calderoni	$525,000	75%	1.01	1.12	2.0	$491,733	*
	$525,000	125%	1.01	1.12	1.4	$465,602	*
Dennis D. Powell	$575,000	125%	1.01	1.12	1.5	$673,205	*
Wim Elfrink	$750,000	125%	1.01	1.12	1.5	$1,590,750
Richard J. Justice	$750,000	125%	1.01	1.12	1.4	$1,484,700
Randy Pond	$575,000	125%	1.01	1.12	1.4	$1,138,270

*	Pro-rated to this amount to reflect the portion of the year served in the applicable position.

The Compensation Committee exercised its negative discretion under the EIP to reduce Mr. Powell’s cash incentive award otherwise payable under the EIP of $1,219,575 to $673,205 to take into account his reduced role and salary from February 15, 2008 to the end of the fiscal year.

These EIP payments for active named executive officers are generally slightly above the 50th percentile of amounts paid for comparable positions in the Peer Group and represent a range of approximately 180% to 220% of each recipient’s annual base salary.

Long-Term, Equity-Based Incentive Awards.    Long-term incentives are the central element of Cisco’s executive compensation program. Cisco continues to grant equity to a large U.S. and international employee population to align the interests of employees with those of shareholders.

Consistent with Cisco’s goal to pay for performance, the majority of the named executive officers’ on-target total compensation comes from the grant of long-term incentives. In September 2007, the Compensation Committee made its fiscal 2008 annual awards to Cisco’s named executive officers under Cisco’s 2005 Stock Incentive Plan with reference to the value of the 75th percentile of long-term incentives granted to comparable positions in the Peer Group. Grants of stock options, and awards of PRSU rights based on Cisco’s financial performance in fiscal 2008, were made to the following named executive officers as follows:

Named Executive Officer	Stock Options Actual (#)	Performance-Based Rights to Receive Future Restricted Stock Units Target (#)
Frank A. Calderoni	240,000	53,333
Dennis D. Powell	—	—
Wim Elfrink	570,000	126,666
Richard J. Justice	570,000	126,666
Randy Pond	480,000	106,666

Mr. Powell received no equity awards in fiscal 2008 due to his retirement as Executive Vice President and Chief Financial Officer effective February 15, 2008.

The awards to the Chief Executive Officer, Mr. Chambers, are addressed separately under “CEO Compensation” below.

The Compensation Committee’s philosophy for these grants was that 60% of the total targeted value of grants be in stock options, which have value only if Cisco’s share price increases over the option term, and the remaining 40% consist of PRSU rights which have incentive value in that they promote achievement of the performance condition associated with the rights and retention value to the extent that the performance condition associated with the rights is achieved. The Compensation Committee selected PRSU rights because these amounts increase the named executive officer’s equity interest in Cisco which is in direct alignment with shareholder interests. For each named executive officer, the total targeted value of his fiscal 2008 annual equity grant was divided by the per share value of a stock option, resulting in a total number of stock option equivalents. As noted above, each named executive officer received 60% of the total number of stock option equivalents in stock options. For the remaining 40%, each named executive officer received 1 PRSU right for each 3 remaining stock option equivalents. This reflects the Compensation Committee’s determination that 1 PRSU right is equivalent to 3 stock options when the grant target is based on the 75th percentile of the Peer Group. This exchange ratio is more conservative than the methodology used under Cisco’s shareholder approved 2005 Stock Incentive Plan for calculating the number of shares remaining available for grant, which values 2.5 stock options as equivalent to 1 restricted stock unit. The restricted stock units underlying these PRSU rights are 20% vested at grant (i.e., following the conclusion of the one-year performance period) and in equal 20% annual installments over the subsequent four years.

Operating income (excluding the same factors as described above for the variable cash incentive awards) was the sole performance factor for the PRSU rights in fiscal 2008, which like the variable cash incentive award factors discussed above, aligns with Cisco’s financial growth strategy. For purposes of the PRSU rights, Cisco’s target for operating income growth for fiscal 2008 was 17.5%. The operating income growth target for PRSU rights was higher than the operating income growth target under the EIP, reflecting the fact that the PRSU rights, together with the stock options granted in fiscal 2008, were targeted with reference to the 75th percentile of the Peer Group. Based on Cisco’s operating income growth in fiscal 2008 of 12.9%, on September 2008, restricted stock units were granted in the following amounts to each of the following named executive officers, representing 58% of the target awards set forth above.

Named Executive Officer	Actual Performance-Based Restricted Stock Units Granted as of the end of Fiscal 2008 (#)
Frank A. Calderoni	30,933
Dennis D. Powell	—
Wim Elfrink	73,466
Richard J. Justice	73,466
Randy Pond	61,866

In addition, in February 2008 Mr. Calderoni was granted 75,000 time-based restricted stock units with five-year vesting in connection with his promotion to Executive Vice President and Chief Financial Officer. This grant, together with his other grants for fiscal 2008 including the actual restricted stock unit grant listed in the table above, was at the 75th percentile of the Peer Group for chief financial officers. The purpose of the grant, and the basis for the choice of this form of award, was to encourage his long-term employment retention and provide him with a meaningful carried-interest ownership position.

The foregoing equity grants for fiscal 2008, with the actual restricted stock unit grant listed in the foregoing table, represent grants generally in the range of the 75th percentile of the Peer Group.

Based on the volatility of Cisco’s stock price and the fact that many of the Peer Group companies now grant restricted stock units and restricted stock awards and not stock options, the Compensation Committee believes that for fiscal 2009, PRSU rights and restricted stock units with purely time-based vesting are the appropriate long-term incentive for named executive officers and stock options will not be granted to the named executive officers. The Compensation Committee determined that a split of 70% PRSU rights and 30% time-based restricted stock units represents the appropriate balance for fiscal 2009 long-term incentives between performance and retention. Accordingly, in September 2008, PRSU rights were awarded in the following target amounts, with a four-year vesting schedule, to each of the following named executive officers: Mr. Calderoni, 140,000; Mr. Elfrink, 210,000; Mr. Justice, 175,000; and Mr. Pond, 175,000. In addition, in September 2008 the Committee granted restricted stock units with four-year, time-based annual vesting to each of those named executive officers, in the following amounts: Mr. Calderoni, 60,000; Mr. Elfrink, 90,000; Mr. Justice, 75,000; and Mr. Pond, 75,000. The Compensation Committee believes that these PRSU rights and restricted stock units, in combination, contain the right mix of performance and retention incentives. For fiscal 2009, the Compensation Committee decided to use four-year vesting instead of five-year vesting based on the grant practices of the Peer Group and the recommendation of FWC. The foregoing awards were targeted with reference to the 75th percentile of the Peer Group. The awards to the Chief Executive Officer, Mr. Chambers, are addressed separately under “CEO Compensation” below.

Each PRSU right described in the preceding paragraphs granted in September 2008 and each outstanding award under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) that is subject to vesting provisions will vest in full (at target, for PRSU rights, until the restricted stock units are granted) and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that “single trigger” equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax “gross-up” arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. We refer you to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below and other than the Netherlands Capital Plan in which Mr. Elfrink participates, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2008, Cisco provided certain named executive officers payment for personal expenses, including spousal travel and personal expenses, in connection with a trip they attended to recognize sales personnel achievements. Because the expenses paid by Cisco were deemed to be taxable income to those executive officers, and because those executive officers attended the event with their spouses in furtherance of company business, Cisco provided tax restoration payments to them. Additionally, Mr. Powell received a service recognition award and corresponding tax restoration payment in connection with his retirement.

Additional benefits are provided to Wim Elfrink for certain living and travel expenses and tax payments in connection with his international assignment in India. These amounts reflect a significant component of his total compensation reported in the Summary Compensation Table. Some of these benefits are specific to Mr. Elfrink, while others are provided under Cisco’s international assignment policy, which applies to all employees serving on international assignment and is designed to minimize any financial detriment to the employee from the assignment. Mr. Elfrink’s international assignment benefits and his other compensation and benefits are generally set forth in his International Assignment Agreement. Mr. Elfrink is also entitled to potential severance benefits under his International Assignment Agreement and pursuant to Netherlands law, as further detailed in the “Potential Payments upon Termination or Change in Control” section below. Mr. Elfrink also participates in the Netherlands Capital Plan. The values of the benefits received under Mr. Elfrink’s International Assignment Agreement and his international assignment, including those provided beyond the standard scope pursuant to the international assignment policy, have been reviewed and approved by the Compensation Committee. The Compensation Committee determined that the compensation provided under Mr. Elfrink’s International Assignment Agreement and his international assignment is appropriate in view of his responsibilities and the location and demands of his international assignment. For more information about these compensation components, including a description of the Netherlands Capital Plan, see the sections below entitled “Summary Compensation Table,” “Nonqualified Deferred Compensation—Fiscal 2008,” and “Potential Payments upon Termination or Change in Control.”

Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Elfrink. Mr. Elfrink participates in the Netherlands Capital Plan. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Internal Revenue Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in the footnote to the “Nonqualified Deferred Compensation—Fiscal 2008” table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

CEO Compensation.    For fiscal 2008, Mr. Chambers’ base salary was $375,000. This salary was increased from $350,000 effective July 27, 2007, as part of the salary adjustments described under “Base Salary” above. His base salary continues to be significantly below the 50th percentile of the Peer Group. The Compensation Committee has targeted Mr. Chambers’ base salary at less than the 50th percentile of base salaries paid to the chief executive officers of the Peer Group in consideration of Mr. Chambers’ long-standing request that a greater percentage of his total cash compensation be at risk and tied to Cisco performance. Mr. Chambers’ total cash compensation is targeted with reference to the 50th percentile of the Peer Group, which results in him having a greater percentage of his total cash compensation be performance-based and at risk than the other named executive officers.

For fiscal 2008, Mr. Chambers’ annual cash incentive payment of $3,002,802 was determined under the EIP. The target for Mr. Chambers’ award was set at 185% of the median CEO base salary of the Peer Group, which median salary was $1,121,000. Mr. Chambers’ financial performance and customer satisfaction factors were the same as the other named executive officers, and his individual performance factor was 1.28, reflecting the Compensation Committee’s belief that Mr. Chambers’ performed well in a challenging environment. The fiscal 2008 cash incentive payment together with the fiscal 2008 base salary puts Mr. Chambers’ total cash compensation well below the 50th percentile of actual total cash compensation paid for a comparable position in the Peer Group.

During fiscal 2008, as part of the annual company-wide grant in September 2007, the Compensation Committee granted Mr. Chambers an option to purchase up to 900,000 shares of Cisco common stock at an exercise price of $32.21 per share and PRSU rights with a target of 200,000 restricted stock units based on Cisco’s financial performance in fiscal 2008. The exercise price for the stock option represented the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the grant date. The value of these grants was targeted with reference to approximately the 50th percentile of equity grant values provided to chief executive officers of the Peer Group. The Compensation Committee concluded this equity award appropriate given Mr. Chambers’ equity compensation gain accumulations over time in relation to Cisco’s corresponding growth in value under his leadership, and Cisco’s financial results for fiscal 2007. Based on Cisco’s achievement with respect to its operating income goals for the PRSU rights at a level resulting in awards at 58% of target as discussed above, in September 2008, Mr. Chambers received a grant of 116,000 restricted stock units that vest on the same basis as other named executive officers’ comparable awards. This puts the value of the stock option and PRSU right awards for Mr. Chambers related to fiscal 2008 at between the 50th and 65th percentiles of the level of equity grants to chief executive officers of the Peer Group. The resulting total compensation value was slightly above the 50th percentile of the Peer Group.

In September 2008, the Compensation Committee also awarded to Mr. Chambers PRSU rights with a target of 315,000 restricted stock units based on Cisco’s financial performance in fiscal 2009, as well as 135,000 restricted stock units. Each of these awards is subject to the same vesting and other conditions as such awards granted to the other named executive officers. The Compensation Committee awarded Mr. Chambers’ awards with reference to the 50th percentile level of equity grants provided to chief executive officers of the Peer Group.

We refer you to the table entitled “Grants of Plan-Based Awards—Fiscal 2008” on page 40 of this Proxy Statement for additional information regarding these equity grants to Mr. Chambers, and to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding these grants to Mr. Chambers and all other outstanding equity awards previously granted to Mr. Chambers.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2008 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Michael D. Capellas

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2008 fiscal year were: Roderick C. McGeary (Chairperson) for all of fiscal 2008; Michael D. Capellas for all of fiscal 2008; Brian L. Halla beginning November 2007; and Jerry Yang until November 2007. No member of this committee was at any time during the 2008 fiscal year or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2008 fiscal year.

Summary of Compensation

The following table sets forth the compensation earned by the Named Executive Officers for services rendered in all capacities to Cisco and its subsidiaries for the last fiscal year. No executive officer who would have otherwise been includable in such table on the basis of total compensation earned for Cisco’s 2008 fiscal year has been excluded by reason of his or her termination of employment or change in executive officer status during the fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (2)		Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)		All Other Compensation ($) (7)		Total ($)
John T. Chambers Chairman and Chief Executive Officer	2008 2007	$375,000 $350,096		— $3,500,000	$650,985 —	$7,122,023 $7,126,514	$3,002,802 —		$9,087 $7,677		$11,159,897 $10,984,287
Frank A. Calderoni Executive Vice President, Chief Financial Officer (1)	2008	$447,692		—	$483,727	$1,340,621	$1,052,335		$71,090		$3,395,465
Dennis D. Powell Former Executive Vice President, Chief Financial Officer (1)	2008 2007	$401,635 $425,577		— —	$458,939 $392,116	$1,464,503 $2,018,450	$673,205 $1,607,614		$7,253 $9,000		$3,005,535 $4,452,757
Wim Elfrink Executive Vice President, Cisco Services and Chief Globalization Officer	2008	$859,605	(8)	—	$871,227	$2,566,075	$1,590,750	(9)	$1,732,050	(10)	$7,619,707
Richard J. Justice Executive Vice President, Worldwide Operations and Business Development	2008 2007	$750,000 $451,154		— —	$871,227 $392,116	$2,706,400 $2,470,436	$1,484,700 $2,329,875		$113,771 $18,231		$5,926,098 $5,661,812
Randy Pond Executive Vice President, Operations, Processes and Systems	2008 2007	$575,000 $450,481		— —	$806,129 $392,116	$2,369,466 $2,217,630	$1,138,270 $1,607,614		$118,940 $27,323		$5,007,805 $4,695,164

(1)	Effective February 15, 2008, Mr. Calderoni succeeded Mr. Powell as Executive Vice President, Chief Financial Officer upon Mr. Powell’s retirement from that position. Mr. Powell currently serves as Executive Advisor, Office of the Chairman and CEO, on a reduced schedule.

(2)	Effective February 15, 2008, in connection with Mr. Calderoni’s appointment as Executive Vice President, Chief Financial Officer, he received an increase in annual base salary to $525,000. Effective on the same date, in connection with Mr. Powell’s retirement as Executive Vice President, Chief Financial Officer and his continued employment as an Executive Advisor, his annual base salary was reduced to $200,000.

(3)	Represents a discretionary cash bonus awarded to Mr. Chambers for services rendered during fiscal 2007.

(4)	The amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R), and consist of the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for restricted stock unit awards and, solely in the case of fiscal 2008, PRSU rights, each awarded under the 2005 Stock Incentive Plan. For each of the restricted stock unit and PRSU rights awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of the named executive officers during the fiscal year. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2008” table below for information on restricted stock unit awards made in fiscal 2008.

(5)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended July 26, 2008 and July 28, 2007, in accordance with FAS 123(R), of stock option awards issued pursuant to the 2005 Stock Incentive Plan and predecessor stock option plans, and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2008 and fiscal 2007. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the named executive officers during the fiscal year. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. See the “Grant of Plan-Based Awards—Fiscal 2008” table below for information on stock option grants made in fiscal 2008.

(6)	The amounts for fiscal 2008 reflect the cash awards paid under the Executive Incentive Plan for fiscal 2008 performance, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “Grants of Plan-Based Awards—Fiscal 2008” table below. For Mr. Calderoni, in addition to $957,335 paid under the Executive Incentive Plan, the amount for fiscal 2008 includes $95,000 of incentive payments he received prior to his appointment as Executive Vice President, Chief Financial Officer pursuant to a cash incentive plan for certain non-executive officer employees. The amounts for fiscal 2007 reflect the cash awards paid to the named executive officers under the Professional and Leadership Incentive Plan for fiscal 2007 performance.

(7)	The amounts for fiscal 2008 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of the following named executive officers: Mr. Calderoni, $63,877; Mr. Justice, $101,569; and Mr. Pond, $108,078. These amounts represent matching contributions related to fiscal 2008 salary deferred during calendar year 2007, as well as estimated matching contributions related to fiscal 2008 salary and non-equity incentive plan compensation deferred during calendar year 2008 that are expected to be credited to the accounts of these named executive officers following the end of calendar year 2008. See “Nonqualified Deferred Compensation—Fiscal 2008” for more information. For Mr. Justice and Mr. Pond, the amounts for fiscal 2007 include company matching contributions for calendar year 2007 of $9,231 and $17,308, respectively, related to participant deferrals of fiscal 2007 salary, that were credited to them in January 2008.

(8)	The salary paid to Mr. Elfrink was paid in Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.57070 dollars per Euro in effect on the last day of Cisco’s 2008 fiscal year.

(9)	The non-equity incentive plan compensation for Mr. Elfrink is payable in Euros. The conversion rate from U.S. dollars to Euros is based on the exchange rate of 1.43599 dollars per Euro, which was the rate referenced by the Compensation Committee when this award was made.

(10)

This amount is comprised primarily of certain living expenses, tax restoration payments and travel expenses borne by Cisco in connection with Mr. Elfrink’s International Assignment Agreement and his international assignment. The perquisites and personal benefits received in fiscal 2008 pursuant to these arrangements include: $680,324 for housing expenses in India, including house maintenance, domestic household assistance, and temporary housing; and $297,953 for net tax equalization (based on an estimate of the portion of Mr. Elfrink’s tax payments for calendar years 2007 and 2008 that relate to fiscal 2008). Other such perquisites and personal benefits whose incremental cost is included in the amount shown consist of the following: housing assistance in the United States; provision of security arrangements; allowances for automobiles, child education, home leave travel and relocation; and payments of medical expenses, fees for tax services and expenses relating to household shipment of goods. Cisco also reimbursed Mr. Elfrink for personal expenses, including spousal travel and personal expenses, in connection with a November 2007 trip he attended to recognize sales personnel achievements. Cisco made contributions of $270,852 (comprised of $223,154, $35,553, $2,222 and $9,923 for a defined contribution premium, a survivor’s death benefit, an orphan’s death benefit and a disability benefit, respectively) on behalf of Mr. Elfrink under the Netherlands Capital Plan. See “Nonqualified Deferred Compensation—Fiscal 2008” for more information on the Netherlands Capital Plan. Certain of these items paid to Mr. Elfrink were paid in Euros and others in Indian rupees. The conversion rates from Euros to U.S. dollars and from Indian rupees to U.S. dollars are based on the exchange rates of 1.57070 U.S. dollars per Euro and 0.02373 U.S. dollars per Indian rupee in effect on the last day of Cisco’s 2008 fiscal year.

The following table provides information on awards of stock options, restricted stock units, performance-based rights to receive future grants of restricted stock units, and cash-based performance awards in fiscal 2008 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value of the Stock Option and Stock Unit Awards will ever be realized. The amounts of these awards that were expensed during fiscal 2008 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2008

	Grant Date	Estimated possible payouts under Non-equity incentive plan awards			Estimated possible payouts under Equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (3)(5)	All other option awards: number of securities underlying options (#) (4)(5)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (5)	Maximum (#)
John T. Chambers	(1)	—	$2,073,850	$9,290,848
	9/20/07	—	—	—	—	—	—		900,000	$32.21	$8,938,260
	(2)	—	—	—	100,000	200,000	240,000

Frank A. Calderoni	(1)	—	$510,160	$2,856,897
	9/20/07	—	—	—	—	—	—		240,000	$32.21	$2,383,536
	(2)	—	—	—	26,666	53,333	63,999
	2/19/08	—	—	—	—	—	—	75,000			$1,716,000
	(6)	$20,000	—	$294,000

Dennis D. Powell	(1)	—	$718,750	$3,220,000

Wim Elfrink	(1)	—	$937,500	$4,200,000
	9/20/07	—	—	—	—	—	—		570,000	$32.21	$5,660,898
	(2)	—	—	—	63,333	126,666	151,999

Richard J. Justice	(1)	—	$937,500	$4,200,000
	9/20/07	—	—	—	—	—	—		570,000	$32.21	$5,660,898
	(2)	—	—	—	63,333	126,666	151,999

Randy Pond	(1)	—	$718,750	$3,220,000
	9/20/07	—	—	—	—	—	—		480,000	$32.21	$4,767,072
	(2)	—	—	—	53,333	106,666	127,999

(1)	These awards were granted under the Executive Incentive Plan for fiscal 2008, and more information about them appears above in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. For each named executive officer other than Mr. Chambers and Mr. Calderoni, the target and maximum values are calculated by multiplying 125% (target) and 560% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of the 2008 fiscal year. For Mr. Chambers, the target and maximum values are calculated by multiplying 185% and 828.8%, respectively, by the median CEO base salary of the Peer Group which median salary was $1,121,000. For Mr. Calderoni, the target and maximum values are calculated by adding together (i) the product of 75% and 420%, respectively, and Mr. Calderoni’s annual base salary in effect at the end of the 2008 fiscal year, pro-rated to reflect the portion of the fiscal year prior to his appointment as Executive Vice President, Chief Financial Officer (from the beginning of fiscal 2008 through February 14, 2008), and (ii) the product of 125% and 700%, respectively, and Mr. Calderoni’s annual base salary in effect at the end of the 2008 fiscal year, pro-rated to reflect the remaining portion of the fiscal year (from February 15, 2008 through the end of fiscal 2008). The Executive Incentive Plan did not contain any threshold value for fiscal 2008.

(2)	The amounts shown in these rows reflect, in share amounts, the threshold, target, and maximum potential awards of restricted stock units for the fiscal 2008 performance period, as further described in the Compensation Discussion and Analysis section beginning on page 27. In September 2007, each named executive officer other than Mr. Powell was awarded a PRSU right under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined operating income performance conditions during fiscal 2008, with a threshold award equal to 50% of the target grant and a maximum award equal to 120% of the target grant. The potential awards were performance-based and were completely at risk. Based on actual performance during fiscal 2008, in September 2008 each named executive officer other than Mr. Powell was granted restricted stock units representing 58% of their target amount, as follows: Mr. Chambers, 116,000; Mr. Calderoni, 30,933; Mr. Elfrink, 73,466; Mr. Justice, 73,466; and Mr. Pond, 61,866.

(3)	This restricted stock unit award was granted under the 2005 Stock Incentive Plan, vests in 20% increments on each of the first through fifth anniversaries of the date of grant, and is settled in shares on the vesting date.

(4)	These stock option awards were granted under the 2005 Stock Incentive Plan. The options incrementally vest as to 20% of the shares subject to the options on the first anniversary of grant and thereafter vest in monthly pro-rata increments over the following forty-eight months. The options have a maximum term of nine years subject to earlier termination upon cessation of service to Cisco. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(5)	Each of the awards will vest in full (at target, for PRSU rights, until the restricted stock units are granted) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target, for PRSU rights, until the restricted stock units are granted) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

(6)	Prior to his appointment as Executive Vice President, Chief Financial Officer, Mr. Calderoni was eligible for a cash incentive plan for certain non-executive officer employees. The threshold and maximum possible payout amounts listed in this table represent the threshold and maximum amount for the two-fiscal-quarter period prior to his appointment as an executive officer, during which Mr. Calderoni participated in that plan. The terms of the plan are materially consistent with the Executive Incentive Plan for fiscal 2008, except individual performance is not a plan factor. Participants in the plan are compensated on the company’s achievement of certain company quarterly fiscal 2008 financial goals. The plan did not contain any target value. The actual payment from this plan, for the two fiscal quarters for which Mr. Calderoni was eligible, is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, the number of Cisco unvested restricted stock units, and the number of performance-based rights to receive future grants of restricted stock units held by Cisco’s named executive officers as of July 26, 2008.

Outstanding Equity Awards At 2008 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) †	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#) *
John T. Chambers	4,000,000	—	$54.5313	1/24/2009	(3)
	4,000,000	—	$50.3750	11/13/2009	(9)
	2,000,000	—	$18.5700	5/14/2010	(10)
	2,000,000	—	$16.0100	8/21/2010	(11)
	2,000,000	—	$20.5300	1/7/2011	(13)
	2,000,000	—	$13.0400	4/10/2012	(18)
	2,000,000	—	$18.5100	7/15/2012	(19)
	—	1,500,000	$19.1800	8/23/2013	(22)
	715,000	585,000	$17.8600	9/29/2014	(25)
	476,667	823,333	$23.0100	9/21/2015	(26)
	—	900,000	$32.2100	9/20/2016	(29)
									116,000	$2,601,880

Frank A. Calderoni	119,166	54,167	$21.2400	5/14/2013	(21)
	49,833	28,167	$19.1800	8/23/2013	(23)
	27,500	31,250	$17.8000	8/12/2014	(24)
	66,000	54,000	$17.8600	9/29/2014	(25)
	73,333	126,667	$23.0100	9/21/2015	(26)
	21,667	78,333	$25.8500	6/7/2016	(28)
	—	240,000	$32.2100	9/20/2016	(29)
						28,000	(27)	$628,040
						75,000	(30)	$1,682,250
									30,933	$693,827

Dennis D. Powell	20,000	—	$56.1563	1/19/2009	(2)
	240,000	—	$54.5313	1/24/2009	(3)
	90,000	—	$50.3750	11/13/2009	(9)
	5,000	—	$20.5300	1/7/2011	(13)
	10,000	—	$16.1500	4/5/2011	(14)
	17,500	—	$15.4200	5/10/2011	(15)
	30,000	—	$14.3800	7/12/2011	(16)
	27,500	—	$9.7490	10/10/2011	(17)
	41,250	—	$13.0400	4/10/2012	(18)
	150,000	15,000	$19.5900	9/2/2012	(20)
	192,500	119,167	$19.1800	8/23/2013	(23)
	133,333	180,000	$17.8600	9/29/2014	(25)
	146,667	253,333	$23.0100	9/21/2015	(26)
						80,000	(27)	$1,794,400

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) †	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#) *
Wim Elfrink	120,000	—	$54.5313	1/24/2009	(3)
	60,000	—	$56.7500	11/3/2008	(6)
	90,000	—	$56.7500	11/3/2009	(7)
	100,000	—	$50.3750	11/13/2008	(8)
	150,000	—	$50.3750	11/13/2009	(9)
	83	—	$17.2600	11/2/2010	(12)
	175,000	—	$20.5300	1/7/2011	(13)
	360,000	15,000	$19.5900	9/2/2012	(20)
	390,000	130,000	$19.1800	8/23/2013	(23)
	20,000	225,000	$17.8600	9/29/2014	(25)
	146,667	253,333	$23.0100	9/21/2015	(26)
	—	570,000	$32.2100	9/20/2016	(29)
						80,000	(27)	$1,794,400
									73,466	$1,647,842

Richard J. Justice	700,000	—	$51.9063	1/12/2009	(1)
	200,000	—	$62.7500	5/9/2009	(4)
	400,000	—	$50.3750	11/13/2009	(9)
	10,000	20,000	$19.5900	9/2/2012	(20)
	23,333	151,667	$19.1800	8/23/2013	(23)
	8,750	236,250	$17.8600	9/29/2014	(25)
	146,667	253,333	$23.0100	9/21/2015	(26)
	—	570,000	$32.2100	9/20/2016	(29)
						80,000	(27)	$1,794,400
									73,466	$1,647,842

Randy Pond	500,000	—	$51.9063	1/12/2009	(1)
	100,000	—	$56.1563	1/19/2009	(2)
	250,000	—	$65.5625	8/4/2009	(5)
	300,000	—	$50.3750	11/13/2009	(9)
	200,000	—	$20.5300	1/7/2011	(13)
	487,767	20,000	$19.5900	9/2/2012	(20)
	18,333	119,167	$19.1800	8/23/2013	(23)
	7,083	191,250	$17.8600	9/29/2014	(25)
	146,667	253,333	$23.0100	9/21/2015	(26)
	—	480,000	$32.2100	9/20/2016	(29)
						80,000	(27)	$1,794,400
									61,866	$1,387,654

*	The market value of the restricted stock units and the equity incentive plan awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on July 25, 2008, which was $22.43.

†	Represents the actual amount of restricted stock units awarded for the fiscal 2008 performance period pursuant to rights to receive future restricted stock units that were awarded in September 2007, subject to a performance condition. See below for additional information about these rights. Of the total shares subject to the restricted stock unit awards, 20% vested on September 11, 2008 (the grant date of the underlying restricted stock unit upon certification of the fiscal 2008 performance condition) and the remaining 80% will vest in four equal annual installments thereafter.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	1/12/00	20% on 1/12/01; pro-rata monthly for next 48 months
(2)	1/19/00	20% on 1/19/01; pro-rata monthly for next 48 months
(3)	1/24/00	20% on 1/24/01; pro-rata monthly for next 48 months
(4)	5/9/00	20% on 5/9/01; pro-rata monthly for next 48 months
(5)	8/4/00	Full vesting on earlier of (i) 8/4/05 or achievement of certain milestones
(6)	11/3/00	20% on 11/3/01; pro-rata monthly for next 47 months
(7)	11/3/00	20% on 11/3/01; pro-rata monthly for next 48 months
(8)	11/13/00	20% on 11/13/01; pro-rata monthly for next 47 months
(9)	11/13/00	20% on 11/13/01; pro-rata monthly for next 48 months
(10)	5/14/01	Pro-rata monthly over 60 months from grant date
(11)	8/21/01	Pro-rata monthly over 60 months from grant date
(12)	11/2/01	20% on 11/2/02; pro-rata monthly for next 48 months
(13)	1/7/02	20% on 1/7/03; pro-rata monthly for next 48 months
(14)	4/5/02	20% on 4/5/03; pro-rata monthly for next 48 months
(15)	5/10/02	20% on 5/10/03; pro-rata monthly for next 48 months
(16)	7/12/02	20% on 7/12/03; pro-rata monthly for next 48 months
(17)	10/10/02	20% on 10/10/03; pro-rata monthly for next 48 months
(18)	4/10/03	20% on 4/10/04; pro-rata monthly for next 48 months
(19)	7/15/03	20% on 7/15/04; pro-rata monthly for next 48 months
(20)	9/2/03	20% on 9/2/04; pro-rata monthly for next 48 months
(21)	5/14/04	20% on 5/3/05; pro-rata monthly for next 48 months
(22)	8/23/04	Full vesting on earlier of (i) 8/23/11 or (ii) three years after cease to be President and CEO; or death or permanent disability
(23)	8/23/04	20% on 8/23/05; pro-rata monthly for next 48 months
(24)	8/12/05	20% on 8/12/06; pro-rata monthly for next 48 months
(25)	9/29/05	20% on 9/29/06; pro-rata monthly for next 48 months
(26)	9/21/06	20% on 9/21/07; pro-rata monthly for next 48 months
(27)	9/21/06	20% on 9/21/07; 20% annually for next 4 years
(28)	6/7/07	20% on 6/7/08; pro-rata monthly for next 48 months
(29)	9/20/07	20% on 9/20/08; pro-rata monthly for next 48 months
(30)	2/19/08	20% on 2/19/09; 20% annually for next 4 years

Except as described in the following two paragraphs, the options have a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

The option to purchase 1,500,000 shares that was granted to Mr. Chambers on August 23, 2004 has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. The exercise price is equal to the closing price per share of common stock on the grant date.

The option to purchase 60,000 shares that was granted to Mr. Elfrink on November 3, 2000 and the option to purchase 100,000 shares that was granted to Mr. Elfrink on November 13, 2000 each have a maximum term of eight years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

In September 2007, each named executive officer other than Mr. Powell was awarded the right to receive a future restricted stock unit grant under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined operating income performance conditions during fiscal 2008. The potential awards were performance-based and were completely at risk. The share amount shown in the column above entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)” is the actual number of restricted stock units granted on September 11, 2008 based on actual performance during fiscal 2008, which represents 58% of the target amount. For additional information on these equity incentive plan awards, including the threshold, target, and maximum potential awards of restricted stock units for the fiscal 2008 performance period, see the table entitled “Grants of Plan-Based Awards—Fiscal 2008” above.

The following table shows the number of shares acquired on stock option exercises and vesting of restricted stock units by each of the named executive officers during fiscal 2008. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Options Exercises and Stock Vested—Fiscal 2008

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John T. Chambers	—	—	—	—
Frank A. Calderoni	—	—	7,000	$226,100
Dennis D. Powell	205,333	$649,679	20,000	$646,000
Wim Elfrink	383,367	$4,044,227	20,000	$646,000
Richard J. Justice	1,063,334	$6,321,710	20,000	$646,000
Randy Pond	1,149,900	$12,492,739	20,000	$646,000

The following table shows the contributions and earnings during fiscal 2008, and account balance as of July 26, 2008, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”), as the case may be.

Nonqualified Deferred Compensation—Fiscal 2008

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—		—	—	—
Frank A. Calderoni	$983,472	$63,877	(4)	$(18,881)	—	$1,060,490
Dennis D. Powell	—	—		—	—	—
Wim Elfrink (5)	$36,743	$223,154	(6)	$82,798 (7)	—	$1,684,051	(8)
Richard J. Justice	$267,308	$101,569	(4)	$(17,950)	—	$371,372
Randy Pond	$1,396,138	$108,078	(4)	$(29,012)	—	$1,513,857

(1)	These amounts were included in the “Salary” column and, with respect to Mr. Calderoni, Mr. Justice and Mr. Pond, the “Non-Equity Incentive Plan Compensation” column, of the Summary Compensation Table.

(2)	None of the amounts is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(3)	The following amounts included in this column are also reported in the Summary Compensation Table as fiscal 2007 and fiscal 2008 compensation: Mr. Calderoni, $1,047,349; Mr. Justice, $389,647; Mr. Elfrink, $259,897; and Mr. Pond, $1,543,398.

(4)	These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. The Deferred Compensation Plan became effective on June 25, 2007, and the first matching contribution under the Deferred Compensation Plan was made to eligible participants following the end of calendar year 2007. The matching contribution was 4% of eligible compensation over the Code Section 401(a)(17) limit of $225,000 for calendar year 2007 that was deferred by participants under the Deferred Compensation Plan. Generally, the 2008 calendar year matching contribution will be 4% of eligible compensation over the Code Section 401(a)(17) limit of $230,000 with a $1,500,000 cap on eligible compensation. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2007 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2007 salary (see footnote 3), and (ii) estimated calendar year 2008 matching contributions related to deferrals of fiscal 2008 salary and non-equity incentive plan compensation during calendar year 2008 that are expected to be credited to the accounts of the named executive officers following the end of calendar year 2008.

(5)	Mr. Elfrink is the only named executive officer who participates in the Netherlands Capital Plan. He did not participate in the Deferred Compensation Plan in fiscal 2008. The dollar amounts in the table shown for Mr. Elfrink were converted from Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.57070 dollars per Euro in effect on the last day of Cisco’s 2008 fiscal year.

(6)	This amount was included in the “All Other Compensation” column of the Summary Compensation Table. Cisco makes contributions to the Netherlands Capital Plan on the first day of each calendar year equal to a percentage of Mr. Elfrink’s base salary and his bonus paid during the prior calendar year, the sum of which is fixed for this purpose pursuant to a formula that limits increases in eligible earnings from year to year. These contributions for Mr. Elfrink are made without regard to a cap and are for a retirement benefit. Except as provided in the last sentence of this footnote, Cisco’s contribution to the Netherlands Capital Plan is determined as discussed below. These contribution percentages for Mr. Elfrink for fiscal 2008 were approximately 18% of eligible earnings. The amount in this column reflects the sum of Cisco’s contributions for Mr. Elfrink with respect to fiscal 2008 for the relevant portions of the 2007 and 2008 calendar years. The amount in the column does not include contributions under the Netherlands Capital Plan listed in footnote 10 to the Summary Compensation Table relating to a survivor’s death benefit, an orphan’s death benefit and a disability benefit, which benefits are described under the “Potential Payments upon Termination or Change in Control” below.

(7)	The return listed in this column represents the dollar value by which the amount available under the Netherlands Capital Plan as of the last day of fiscal 2008, as described in footnote 8, exceeds the sum of (i) the amount available at fiscal 2007 year-end and (ii) the aggregate contributions during fiscal 2008 by Mr. Elfrink and Cisco.

(8)	The amount in this column represents the funds available under the Netherlands Capital Plan as of July 26, 2008 that would have been available to Mr. Elfrink to purchase a retirement annuity (covering his life and that of his spouse) had he elected to retire as of that date.

The Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Lehman Aggregate Bond Fund; SPDR Trust, Series 1; Mid Cap SPDR Trust, Series 1; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2007 and 2008 there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($225,000 for 2007 and $230,000 for 2008). The matching rate for calendar year 2007, 100% of eligible compensation up to 4%, was the same rate as in the 401(k) Plan. Generally, the 2008 calendar year matching contribution is 4% of eligible compensation over the Code Section 401(a)(17) limit (the same matching rate as in the 401(k) Plan), with a $1,500,000 cap on eligible compensation. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions generally are expected to occur after a participant’s separation of service, or in some cases at specified future distribution dates.

The Netherlands Capital Plan is a funded defined contribution plan that is tax-qualified in the Netherlands in the sense that contributions and earnings are not subject to income taxes until distributed. The Netherlands Capital Plan requires participants to defer 3% of their eligible earnings, while Cisco makes contributions on behalf of eligible participants equal to a percentage of their eligible earnings, based on the participant’s age, to fund a defined contribution premium. Eligible earnings is generally comprised of salary and bonus subject to certain caps, which caps are not applicable to Mr. Elfrink other than certain increase limits per annum. These contributions are deposited in an account for each participant and held by an insurance company and are credited with an investment return with a minimum rate guaranteed by the insurance company until each participant retires. In-service withdrawals or distributions are not allowed. Upon retirement, distributions must be used to purchase an annuity providing an annual income to the participant for his life and a survivor’s annuity (at 70% of his annual benefit) for the life of his surviving spouse, if any. Pursuant to the Netherlands Capital Plan, Cisco also contributes specified amounts to the participant’s separate accounts for pre-retirement death (a survivor benefit and an orphan’s benefit) and a disability benefit as described under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Except for Mr. Elfrink, none of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the Netherlands Capital Plan, in which no named executive officer other than Mr. Elfrink participates, see “Nonqualified Deferred Compensation—Fiscal 2008” above.

Mr. Elfrink—Non-Equity Severance Payments. Set forth below is a description of the benefits to which Mr. Elfrink or his family would be entitled, assuming a qualifying termination, illness or death on the last business day of fiscal 2008. These benefits would have been payable in Euros and unless otherwise noted, the conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.57070 dollars per Euro in effect on the last day of fiscal 2008.

Severance Payments upon Termination Following Completion of International Assignment. Pursuant to Mr. Elfrink’s International Assignment Agreement, upon the successful completion of his international assignment, Cisco has agreed to relocate Mr. Elfrink to the United States and attempt to employ Mr. Elfrink in a comparable position. If Cisco is unable to offer a position to Mr. Elfrink, his employment would terminate and he would be entitled to receive severance compensation in the amount of $1,797,105 (which is equal to the sum of (i) one year of his then current annual salary ($859,605), and (ii) his target annual bonus under the Executive Incentive Plan ($937,500)). The amount of his target annual bonus represents 125% of Mr. Elfrink’s annual base salary of $750,000 (or 547,275 Euros based on the exchange rate at the beginning of fiscal 2008), which was the target amount pursuant to the Executive Incentive Plan. Mr. Elfrink is employed on an at-will basis, but the termination of Mr. Elfrink’s Netherlands employment agreement, as recorded in his International Assignment Agreement, is subject to a notice period of two months plus any fractional month between the date notice is given and the start of the next calendar month.

Payments Due to Mr. Elfrink upon Being Unable to Perform His Duties as a Result of Illness. If Mr. Elfrink is unable to perform his duties as a result of illness, he shall remain entitled to 100% of his annual base salary for one year ($859,605) and 70% of his annual base salary for a second year ($601,724). Any such payments would be reduced by the amount of any financial benefit Mr. Elfrink received through various insurance proceeds, and any other income earned by Mr. Elfrink for services provided to Cisco. Further, if Mr. Elfrink’s incapacity to work is caused by a third party, Cisco’s obligation to pay Mr. Elfrink’s salary may be limited. After the second year of illness, Mr. Elfrink would then be entitled to a disability benefit under the Netherlands Capital Plan in an amount equal to $231,615 per year until Mr. Elfrink reaches the age of 65.

Payments Due Mr. Elfrink’s Family upon Death. In the event of Mr. Elfrink’s death, his family would be entitled to a survivor death benefit and an orphan’s death benefit pursuant to the Netherlands Capital Plan. The survivor death benefit would be payable to his spouse in the amount of $319,339 per year until her death. The orphan’s death benefit would be payable to his children in an aggregate amount of $63,868 per year generally until his children reach the age of 18 or in certain circumstances the age of 27.

Acceleration of Equity Awards.    As described above in the Compensation Discussion and Analysis section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each PRSU right awarded by the Compensation Committee in September 2007 and September 2008, will vest in full (at target, for PRSU rights, until the restricted stock units are granted) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, pursuant to a Compensation Committee policy (the “Death and Terminal Illness Policy”) which applies to each outstanding award to all employees (other than as described in the last sentence of this paragraph) and to PRSU rights awarded by the Compensation Committee in September 2007 and September 2008, and which can be revoked or changed at any time, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the awards (at target, for PRSU rights, until the restricted stock units are granted) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that vests in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

In the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2008 and further assuming that as a result all then-unvested equity awards became fully vested, the named executive officers would derive the following intrinsic value (the value based upon the fiscal 2008 year-end closing price for a Cisco common share of $22.43, and in the case of stock options minus the exercise price) from such equity awards:

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units And PRSU Rights($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units ($)	Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	$7,548,450	$4,486,000	$12,034,450	$7,548,450	$4,486,000	$12,034,450	(1)
Frank A. Calderoni	$547,469	$3,506,549	$4,054,018	$547,469	$3,506,549	$4,054,018
Dennis D. Powell	$1,252,493	$1,794,400	$3,046,893	$1,252,493	$1,794,400	$3,046,893
Wim Elfrink	$1,493,350	$4,635,518	$6,128,868	$1,493,350	$4,635,518	$6,128,868
Richard J. Justice	$1,629,380	$4,635,518	$6,264,898	$1,629,380	$4,635,518	$6,264,898
Randy Pond	$1,318,105	$4,186,918	$5,505,023	$1,318,105	$4,186,918	$5,505,023

(1)	Represents the intrinsic value of full acceleration of Mr. Chambers’ stock options (other than his August 23, 2004 option grant) and Mr. Chambers’ PRSU rights of $7,159,450 assuming the options and the PRSU rights were to be accelerated under the Death and Terminal Illness Policy, and the intrinsic value of full acceleration of Mr. Chambers’ August 23, 2004 stock option of $4,875,000, which option is not subject to the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 option also accelerates in full in the event of a permanent disability. These values have not been, and may never be, realized.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case, since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

Related-person transactions that do not fall into one of the above categories are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

A son of Richard J. Justice, an executive officer of Cisco, is employed by Cisco as a regional sales manager based in Arizona. Mr. Justice’s son received total compensation of $249,702 for fiscal 2008, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, option awards, and matching contributions under Cisco’s 401(k) plan.

In January 2002, Cisco loaned $1,648,750 to Wim Elfrink, currently Executive Vice President, Cisco Services and Chief Globalization Officer and an executive officer, in connection with his relocation to the United States at a time when he was not an executive officer of Cisco. Since the beginning of Cisco’s last fiscal year, the loan had an interest rate of 4.87%. The loan was secured by a deed of trust on real property. Since the beginning of Cisco’s last fiscal year, the original principal amount of the loan was the largest principal amount outstanding and the amount of interest paid was $10,660. The loan, including all accrued interest, was paid in full in connection with his appointment as an executive officer.

In November 2007, Cisco invested approximately $17,500,000 in the initial public offering on The Stock Exchange of Hong Kong Limited of Alibaba.com Limited, the business-to-business e-commerce subsidiary of Alibaba Group Holding Limited (“Alibaba Group”). Jerry Yang, Chief Executive Officer of Yahoo! and a Cisco non-employee director, serves on the board of directors of Alibaba Group, and Yahoo! owns approximately 44% of Alibaba Group.

In September 2008, the Board of Directors adopted a travel policy whereby the Company’s Chairman and Chief Executive Officer, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Mr. Chambers will be reimbursed for expenses incurred in the operation of his private plane when used solely for Cisco business provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. To date, there have been no reimbursements made to Mr. Chambers under this policy.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2008 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2008 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2009 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 28, 2009. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2009 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 27, 2009 and July 27, 2009. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 27, 2009 and (ii) any proposal made in accordance with the bylaw provisions, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

This year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Any shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 26, 2008, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 19, 2008

1028-PSA-08

CISCO

CISCO SYSTEMS, INC.

C/O PROXY SERVICES

P.O.BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 12, 2008. Have your proxy card in hand when you access the web site and follow the instructions on the web site to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 12, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY

TELEPHONE OR INTERNET

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CSSYS1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CISCO SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES.

PROPOSAL 1 - Election of Directors:

For Against Abstain Nominees:

1a. Carol A. Bartz 1b. M. Michele Burns 1c. Michael D. Capellas 1d. Larry R. Carter 1e. John T. Chambers 1f. Brian L. Halla 1g. Dr. John L. Hennessy 1h. Richard M. Kovacevich 1i. Roderick C. McGeary 1j. Michael K. Powell 1k. Steven M. West 1l. Jerry Yang

For address changes and/or comments, please check this box and write them on the back where indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 2 - To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 25, 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSALS 3 AND 4.

PROPOSAL 3 - Proposal submitted by a shareholder to amend the Company’s bylaws to establish a Board Committee on Human Rights.

PROPOSAL 4 - Proposal submitted by shareholders requesting the Board to publish a report to shareholders within six months providing a summarized listing and assessment of concrete steps Cisco could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, as set forth in the accompanying proxy statement.

For Against Abstain

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended July 26, 2008 are available at www.proxyvote.com.

CISCO

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 13, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 13, 2008 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 13, 2008 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWELVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE